Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-231871 on Form S-3 and Registration Statement No. 333-231869 on Form S-8 of our report dated July 12, 2019, relating to the combined balance sheets of the Dow Agricultural Sciences Business (the “Business”) as of December 31, 2018 and 2017, and the related combined statements of income and comprehensive income, cash flows, and equity, for the year ended December 31, 2018 and the four-month period ended December 31, 2017, which report expresses an unqualified opinion on those combined financial statements, appearing in the Annual Report on Form 10-K of Corteva, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Midland, Michigan
February 14, 2020